EXHIBIT 99.1

SurgiCare Announces Results of Special Meeting of Stockholders

    HOUSTON--(BUSINESS WIRE)--Oct. 7, 2004--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company ("SurgiCare" or the "Company"), held its special meeting in lieu of an annual meeting of stockholders last night at its corporate headquarters in Houston. At the meeting, 59% of the total outstanding shares were represented in person or by proxy. The Company's stockholders approved the previously announced plan to restructure SurgiCare in a series of transactions that will result in a change in control of SurgiCare through the acquisition of three new businesses and issuance of new equity securities for cash and contribution of outstanding debt. Stockholders also approved a one-for ten reverse stock split and name change to Orion HealthCorp Inc.
    Of the thirteen proposals put to a vote, the transaction documents required that stockholders approve Proposals One through Eleven in order for the transactions to be consummated. Each of Proposals One through Eleven were approved by at least 94% of the voting shares.
    After the transactions are complete, existing SurgiCare common stock in the hands of its stockholders will be converted to a new Class of Class A common stock of Orion. Stockholders also approved two new classes of Class B and Class C common stock to be issued in connection with the mergers and investments to be made.

    Merger with Integrated Physicians Services Inc.

    SurgiCare will merge with Integrated Physician Services Inc. ("IPS") and issue stock in exchange for contribution of certain IPS debt. The IPS equityholders and certain IPS debtholders will receive an aggregate of approximately 4.45 million shares of Orion Class A common stock. This number approximately equals the total number of shares of SurgiCare common stock outstanding on a fully-diluted basis prior to closing the IPS merger. Of these shares of Class A common stock, an aggregate of approximately 1.49 million shares will be issued to Brantley Venture Partners III L.P. and Brantley Capital Corporation in exchange for contribution of debt in an aggregate amount of approximately $4.25 million, including accrued interest as of Sept. 2, 2004, and approximately $593,000 of debt in respect of accrued dividends. The approximately 2.96 million remaining shares of Class A common stock will be issued to the IPS equityholders in connection with the IPS merger.

    Merger with Dennis Cain Physician Services Inc. and Medical
Billing Services Inc.

    SurgiCare will merge with Dennis Cain Physician Services Inc. ("DCPS"), and Medical Billing Services Inc. ("MBS"). In the merger, equityholders of DCPS and MBS will receive an aggregate of $3.5 million in cash, $500,000 principal amount of promissory notes of SurgiCare, and approximately 1.57 million shares of Orion Class C common stock (or, if the fair market value of SurgiCare common stock, based on the average of the high and low price per share over the five trading days immediately prior to closing, is greater than or equal to $0.70 (prior to the reverse stock split), an aggregate of $2.9 million in cash, promissory notes of SurgiCare in the aggregate principal amount of $500,000 and approximately 1.83 million shares of Orion Class C common stock). The purchase price is subject to retroactive adjustment based on the financial results of Orion's new subsidiary, DCPS/MBS, in the two years following the DCPS/MBS merger. In addition, 75,758 shares of Orion Class A common stock will be reserved for issuance at the direction of the DCPS and MBS equityholders and, under certain circumstances, the MBS and DCPS equityholders may receive other payments.

    Infusion of Capital From Brantley Partners IV, LP

    Orion will issue approximately 11.44 million shares of its Class B common stock to Brantley Partners IV Ltd ("Brantley IV") or its assignees. Brantley IV will purchase the shares of Class B common stock for cash equal to $10 million plus the Base Bridge Interest amount (which, as of Sept. 2, 2004, was $99,052). A portion of such cash investment will be used to pay indebtedness owed to Brantley IV's wholly-owned subsidiary by IPS and SurgiCare including the accrued interest thereon. As of Sept. 2, 2004, the aggregate amount of such debt, including accrued interest thereon, is approximately $4.9 million, which will result in net cash proceeds to SurgiCare of approximately $5.19 million.
    SurgiCare has filed an application with the American Stock Exchange to continue listing of the Orion Class A Common stock after completion of the transactions under the symbol "ONH."
    The foregoing is not a complete description of the transactions approved by Stockholders at the Oct. 6 meeting. For a complete description of the transactions that were approved, please review SurgiCare's proxy statement which was filed with the Securities and Exchange Commission on Sept. 13, 2004.

    At the meeting, SurgiCare stockholders also reelected the existing members of its board of directors to serve until the closing of the transactions and elected a new board of directors for Orion, to begin service upon completion of the transactions.
    "We are very pleased with the results of the stockholder vote," stated Keith G. LeBlanc, chief executive officer. "It is anticipated that the closing of the deal will occur prior to Oct. 31, 2004. We are excited that our "restructure" phase is behind us and look forward to growing the Company."

    Information About Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results and the consummation of the transactions described herein, including, without limitation, SurgiCare's ability to refinance its debt and other accounts payable; the results of various parties' due diligence investigations; the occurrence of any material adverse change affecting any of the parties prior to closing; a worsening of SurgiCare's business or financial condition; a decline in the price of SurgiCare's common stock, which could affect the percentages to be held by the parties following the closing; receipt of the necessary approval of stockholders and regulatory authorities; and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended Dec. 31, 2003.
    SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc., Houston
             Keith LeBlanc, 713-973-6675 or toll free 866-821-5200
             www.surgicareinc.com